UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
   PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                            1934 (AMENDMENT NO. __)

Filed by the Registrant |X|
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|_| Preliminary Proxy Statement
|_| CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
    (AS PERMITTED BY RULE 14A-6(E)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-12

                      PROTOCALL TECHNOLOGIES INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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


                                TABLE OF CONTENTS
                                -----------------


Introduction...................................................................1


Outstanding Securities and Voting Rights.......................................1


Questions and Answers About the Meeting and Voting.............................2


Security Ownership of Certain Beneficial Owners and Management.................6


Executive Officers and Key Employees...........................................9


Indebtedness of Executive Officers and Directors...............................9


Family Relationships...........................................................9


Legal Proceedings.............................................................10


The Board of Directors and Corporate Governance...............................10


Executive Compensation and Related Matters....................................14


Section 16(a) Beneficial Ownership Reporting Compliance.......................19


Report of the Compensation Committee on Executive Compensation................19


   Item 2: The Approval of the 2004 Stock Option Plan.........................21

Report of the Audit Committee.................................................25


   Item 3: Ratification of the Appointment of Independent Auditors............26

Form 10-KSB...................................................................28


Deadline for Future Proposals of Stockholders.................................28


Other Matters Which May Come Before the Annual Meeting........................28


Solicitation of Proxies.......................................................28

                       Protocall Technologies Incorporated

                            NOTICE OF ANNUAL MEETING

                                       and

                                 PROXY STATEMENT

                                      2005

                       PROTOCALL TECHNOLOGIES INCORPORATED

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             To be held May 18, 2005

TO THE STOCKHOLDERS OF PROTOCALL TECHNOLOGIES INCORPORATED:

         You are cordially invited to the 2005 Annual Meeting of Stockholders of Protocall Technologies Incorporated, which will be held at the offices of our counsel, Greenberg Traurig, LLP, MetLife Building, 200 Park Avenue, 15th Floor, New York, New York 10166, on Wednesday, May 18, 2005, beginning at 10:00 a.m., local time. The Annual Meeting will be held for the following purposes:

1. To elect five members to our Board of Directors, each to hold office until the 2006 Annual Meeting and until his successor is elected and qualified;

2.       To consider, approve and ratify the 2004 Stock Option Plan;

3. To consider, approve and ratify the appointment of Eisner, LLP as our independent auditors for the fiscal year ending December 31, 2005; and

4. To transact such other business as may properly come before the meeting or any postponements or adjournments of the meeting.

         Our Board of Directors has fixed April 25, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any postponements or adjournments of the meeting, and only stockholders of record at the close of business on that date are entitled to this notice and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available at the meeting and at our offices for ten days prior to the meeting.

         We hope that you will use this opportunity to take an active part in our affairs by voting on the business to come before the Annual Meeting, either by executing and returning the enclosed Proxy Card or by casting your vote in person at the meeting.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              PETER GREENFIELD
                                              Chairman of the Board of Directors

Commack, New York
April 27, 2005

STOCKHOLDERS UNABLE TO ATTEND THE ANNUAL MEETING IN PERSON ARE REQUESTED TO DATE AND SIGN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. A STAMPED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF A STOCKHOLDER RECEIVES MORE THAN ONE PROXY CARD BECAUSE HE OR SHE OWNS SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY CARD SHOULD BE COMPLETED AND RETURNED.

                       PROTOCALL TECHNOLOGIES INCORPORATED
                                  47 MALL DRIVE
                          COMMACK, NEW YORK 11725-5717
                                 (631) 543-3655

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 18, 2005

                                  INTRODUCTION

         This Proxy Statement is furnished to the stockholders by the Board of Directors of Protocall Technologies Incorporated, for solicitation of proxies for use at the 2005 Annual Meeting of Stockholders to be held at the offices of our counsel, Greenberg Traurig, LLP, MetLife Building, 200 Park Avenue, 15th Floor, New York, New York 10166, on Wednesday, May 18, 2005, at 10:00 a.m., local time, and at any and all adjournments of the meeting.

         The purpose of the Annual Meeting and the matters to be acted upon are set forth in the following Proxy Statement. As of the date of this Proxy Statement, our Board of Directors knows of no other business which will be presented for consideration at the Annual Meeting. A stockholder giving a proxy pursuant to this solicitation may revoke it at any time before it is exercised by submitting a duly executed proxy bearing a later date or by delivering to our Secretary a written notice of revocation prior to the Annual Meeting, or by appearing at the meeting and expressing a desire to vote his or her shares in person. Subject to such revocation, all shares represented by a properly executed proxy received prior to or at the Annual Meeting will be voted by the proxy holders whose names are set forth in the accompanying proxy in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted "FOR" the election of the nominees for director and "FOR" each other matter set forth in this Proxy Statement. If any other business properly comes before the meeting, votes will be cast in accordance with the proxies in respect of any such other business in accordance with the judgment of the persons acting under the proxies.

         It is anticipated that the mailing to stockholders of this Proxy Statement and the enclosed proxy will commence on or about April 27, 2005.

                    OUTSTANDING SECURITIES AND VOTING RIGHTS

         Only stockholders of record at the close of business on the record date of April 25, 2005 are entitled to notice of and to vote at the Annual Meeting. At that date there were 25,383,710 outstanding shares of our common stock, par value $.001 per share, our only outstanding voting securities. At the Annual Meeting, each share of common stock will be entitled to one vote, unless cumulative voting is in effect for the election of directors as described below.

         The representation, in person or by properly executed proxy, of the holders of a majority of the voting power of the shares of stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes (shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In the election of directors, holders of Common Stock are entitled to elect five directors with the five candidates who receive the highest number of affirmative votes being elected, unless cumulative voting is in effect. Votes against a candidate and broker non-votes have no legal effect. In matters other than the election of directors, abstentions have the effect of votes against a proposal in tabulations of the votes cast on proposals presented to stockholders, while broker non-votes do not have any effect for purposes of determining whether a proposal has been approved.

         In connection with the election of directors, and in accordance with applicable Nevada law, each stockholder entitled to vote may vote the shares owned by such stockholder as of the record date cumulatively if a stockholder present at the meeting has given notice not less than 48 hours prior to the meeting of his or her intention to vote cumulatively. If any stockholder has given such notice, then all stockholders entitled to vote for the election of directors may cumulate their votes for candidates properly nominated. Under cumulative voting, each share carries as many votes as the number of directors to be elected, and the stockholder may cast all of such votes for a single nominee or may distribute them in any manner among as many nominees as desired. In the election of directors, the five nominees receiving the highest number of votes will be elected. On all other matters submitted to the vote of the stockholders, each stockholder is entitled to one vote for each share of common stock owned as of the record date.

                           QUESTIONS AND ANSWERS ABOUT
                          ABOUT THE MEETING AND VOTING

1.       WHAT IS A PROXY?

         It is your legal designation of another person to vote the stock that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Bruce Newman, our President and Chief Executive Officer, and Donald J. Hoffmann, our Vice President and Chief Operating Officer, have been designated as proxies for the 2005 Annual Meeting of Stockholders.

2.       WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

         The record date for the 2005 Annual Meeting of Stockholders is April 25, 2005. The record date is established by our Board of Directors as required by Nevada law and our By-laws. Stockholders of record (registered stockholders and street name holders) at the close of business on the record date are entitled to:

         (a)     receive notice of the meeting; and

         (b) vote at the meeting and any adjournments or postponements of the meeting.

3. WHAT IS THE DIFFERENCE BETWEEN A REGISTERED STOCKHOLDER AND A STOCKHOLDER WHO HOLDS STOCK IN STREET NAME?

         If your shares of stock are registered in your name on the books and records of our transfer agent, you are a registered stockholder.

         If your shares of stock are held for you in the name of your broker or bank, your shares are held in street name. The answer to Question 13 describes brokers' discretionary voting authority and when your bank or broker is permitted to vote your shares of stock without instructions from you.

4. WHAT ARE THE DIFFERENT METHODS THAT I CAN USE TO VOTE MY SHARES OF COMMON STOCK OR SERIES A STOCK?

         (a)     In Writing:

                 All stockholders of record can vote by mailing in their completed proxy card (in the case of registered stockholders) or their completed vote instruction form (in the case of street name holders).

         (b)     In Person:

                 All stockholders may vote in person at the meeting (unless they are street name holders without a legal proxy).

5.       HOW CAN I REVOKE A PROXY?

         You can revoke a proxy prior to the completion of voting at the meeting by:

         (a)     giving written notice to our Secretary;

         (b)     delivering a later-dated proxy; or

         (c)     voting in person at the meeting.

6.       ARE VOTES CONFIDENTIAL? WHO COUNTS THE VOTES?

         We will hold the votes of each stockholder in confidence from directors, officers and employees except:

         (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against us;

         (b)     in case of a contested proxy solicitation;

         (c) if a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

         (d) to allow the independent inspectors of election to certify the results of the vote.

7. WHAT ARE THE VOTING CHOICES WHEN VOTING ON DIRECTOR NOMINEES, AND WHAT VOTE IS NEEDED TO ELECT DIRECTORS?

         When voting on the election of director nominees to serve until the 2006 Annual Meeting of Stockholders, stockholders may:

         (a)     vote in favor of all nominees;

         (b)     vote to withhold votes as to all nominees; or

         (c)     withhold votes as to specific nominees.

         Directors will be elected by a plurality of the votes cast. Cumulative voting may apply to the election of director nominees. See "Outstanding Securities and Voting Rights" above.

         Our Board recommends a vote "FOR" all of the nominees.

8. WHAT ARE THE VOTING CHOICES WHEN VOTING ON THE RATIFICATION OF THE 2004 STOCK OPTION PLAN, AND WHAT VOTE IS NEEDED TO APPROVE?

         When voting on the ratification of the 2004 Stock Option Plan, stockholders may:

         (a)     vote in favor of the ratification;

         (b)     vote against the ratification; or

         (c)     abstain from voting on the ratification.

         The plan will be approved if the votes cast "FOR" the ratification are a majority of the votes present at the meeting. The Board recommends a vote "FOR" the plan.

9. WHAT ARE THE VOTING CHOICES WHEN VOTING ON THE RATIFICATION OF THE SELECTION OF EISNER, LLP, AND WHAT VOTE IS NEEDED TO RATIFY ITS SELECTION?

         When voting on the ratification of the selection of Eisner, LLP as our independent auditors, stockholders may:

         (a)     vote in favor of the ratification;

         (b)     vote against the ratification; or

         (c)     abstain from voting on the ratification.

         The selection of the independent auditors will be ratified if the votes cast "FOR" are a majority of the votes present at the meeting. The Board recommends a vote "FOR" this proposal.

10. WHAT IF A STOCKHOLDER DOES NOT SPECIFY A CHOICE FOR A MATTER WHEN RETURNING A PROXY?

         Stockholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, proxies which are signed and returned will be voted FOR the election of all director nominees, FOR the ratification of the 2004 Stock Option Plan and FOR the proposal to ratify the selection of Eisner, LLP.

11.      WHO IS ENTITLED TO VOTE?

         You may vote if you owned stock as of the close of business on April 25, 2005. Each share of our common stock is entitled to one vote, unless cumulative voting is in effect. As of April 25, 2005, we had 25,383,710 shares of common stock outstanding.

12.      WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

         It means that you have multiple accounts with brokers or our transfer agent. Please vote all of these shares. We recommend that you contact your broker or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Holladay Stock Transfer, Inc., 2939 North 67th Place, Scottsdale, Arizona 85251, or you can reach Holladay Stock Transfer at (480) 481-3940.

13.      WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

         If your shares are registered in your name, they will not be voted unless you submit your proxy card, or vote in person at the meeting. If your shares are held in street name, your bank, brokerage firm or other nominee, in some circumstances, may vote your shares.

         Brokerage firms, banks and other nominees may vote customers' unvoted shares on "routine" matters. Generally, a broker may not vote a customer's unvoted shares on non-routine matters without instructions from the customer and must instead submit a "broker non-vote." A broker non-vote is counted toward the shares needed for a quorum, but it is not counted in determining whether a matter has been approved.

14.      ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?

         Broker non-votes will not be included in vote totals and will not affect the outcome of the vote. In matters other than the elections of directors, abstentions have the effect of votes against a proposal in tabulations of the votes cast on proposals presented to stockholders.

15.      HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

         To hold the meeting and conduct business, a majority of our outstanding voting shares as of April 25, 2005 must be present at the meeting. On this date, a total of 25,383,710 shares of our common stock were outstanding and entitled to vote. Shares representing a majority, or 12,691,856 votes, must be present. This is called a quorum.

         Votes are counted as present at the meeting if the stockholder either:

         (a)     is present and votes in person at the meeting, or

         (b)     has properly submitted a proxy card.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as to the shares of our common stock beneficially owned as of April 25, 2005 by (i) each person known to us to be the beneficial owner of more than 5% of our common stock; (ii) each director and nominee for director; (iii) each executive officer; and (iv) all of our directors and executive officers as a group. Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the address of each person shown is c/o Protocall Technologies Incorporated, 47 Mall Drive, Commack, New York 11725-5717.


      NAME AND ADDRESS OF BENEFICIAL OWNER           AMOUNT BENEFICIALLY OWNED (1)             PERCENT OF CLASS (1)
      ------------------------------------           -----------------------------             --------------------

Bruce Newman                                                  1,368,094  (2)                            5.3%

Brenda Newman                                                 1,353,612  (3)                            5.2%

Donald Hoffmann                                                      --                                 *

Syd Dufton                                                           --                                 *

Peter Greenfield                                              7,743,861                                30.5%

Jed Schutz                                                      451,883  (4)                            1.8%

Richard L. Ritchie                                               18,740                                 *

Directors and executive officers as a group
(seven persons)                                              10,936,190  (5)                           41.1%

_______________
*Less than one percent.


(1) In accordance with Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, shares beneficially owned at any date include shares issuable upon the exercise of stock options, warrants, rights or conversion privileges within 60 days of that date. For the purpose of computing the percentage of outstanding shares beneficially owned by a particular person, any securities not outstanding that are subject to stock options, warrants, rights or conversion privileges exercisable by that person within 60 days of April 25, 2005 have been deemed to be outstanding, but have not been deemed outstanding for the purpose of computing the percentage of the class beneficially owned by any other person.

(2) Includes 605,494 shares of common stock issuable upon exercise of stock options granted under the Protocall 2000 Stock Incentive Plan, which are currently exercisable

(3) Includes 591,012 shares of common stock issuable upon exercise of stock options granted under the Protocall 2000 Stock Incentive Plan, which are currently exercisable.

(4) Includes 12,000 shares of common stock issuable upon the exercise of a currently exercisable three-year warrant.

(5) Includes 1,196,506 shares of common stock issuable upon exercise of stock options granted and currently exercisable under the Protocall 2000 Stock Incentive Plan. Also includes 12,000 shares of common stock issuable upon the exercise of an outstanding warrant, which is currently exercisable.

ITEM 1:  ELECTION OF DIRECTORS


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


         Pursuant to our Certificate of Incorporation, the holders of our common stock may elect our five directors. All nominees have advised us that they are able and willing to serve as directors. However, if any nominee is unable to or for good cause will not serve, the persons named in the accompanying proxy will vote for any other person nominated by our Board of Directors.

         No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION
                          OF THE NOMINEES LISTED BELOW.

         The following table sets forth the names and ages of the nominees of our Board of Directors.


                 NAME                     AGE    DIRECTOR SINCE
                 ----                     ---    --------------
                 Bruce Newman             44           2004
                 Peter Greenfield         63           2004
                 Jed Schutz               45           2004
                 Richard L. Ritchie       58           2004
                 Mark Benedikt            47           2005

         The principal occupations for the past five years (and, in some instances, for prior years) of each of our directors are as follows:

         BRUCE NEWMAN - FOUNDER, PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR. Mr. Newman was the President, Chief Executive Officer and a member of the board of directors of privately-held Protocall since formation. He became our President and Chief Executive Officer and a member of our board of directors on July 22, 2004. Mr. Newman has more than 20 years of entrepreneurial investment and management experience with technology and software distribution companies. Prior to forming Protocall, Mr. Newman was the President of Precision Type & Form, Inc. (no relation to Protocall's Precision Type font software licensing subsidiary), a computer photocomposition and high-resolution electronic imaging service company, from 1982 to 1993, when the two operating businesses were sold.

         PETER GREENFIELD - CHAIRMAN OF THE BOARD OF DIRECTORS. Mr. Greenfield was a member of the board of directors of privately-held Protocall since 1998. He became the Chairman of our board of directors on July 22, 2004. He founded and has served as the President of Greenfield Industries, a manufacturer and supplier of quality aluminum and zinc castings, since 1966.

         JED SCHUTZ - DIRECTOR. For more than the past five years, Mr. Schutz has been a private investor and advisor to emerging technology companies, as well as a real estate developer. He became a member of our board of directors on July 22, 2004. He is the Chairman of the Board of Campusfood.com, Inc., a company in the online food ordering business. He also currently serves as a director of OmniCorder Technologies, Inc., a publicly-held advanced medical imaging technology company, and Greenshoe, Inc. an alternative electronic payments company. He served as a director from 1993 to 1999, and for one year as Chairman of the Board, of FRM Nexus, a publicly-held company engaged primarily in medical financing. Mr. Schutz received a B.S. degree in biology from Duke University and a post-graduate Certificate in Business from New York University.

         RICHARD L. RITCHIE - DIRECTOR. Mr. Ritchie has been an independent investor since February 2000. He became a member of our board of directors on July 22, 2004. He previously served as the Executive Vice President and Chief Financial Officer of Big Flower Holdings, Inc., an advertising and marketing and information products and services company that was listed on the New York Stock Exchange until February 2000, when it was acquired. Mr. Ritchie, who is a certified public accountant, has more than 25 years of experience in finance and accounting with several major corporations and an accounting firm. Mr. Ritchie received B.A. and M.B.A. degrees from

Michigan State University and completed the post-graduate Program for Management Development at the Harvard Business School.

         MARK BENEDIKT - DIRECTOR AND INTERIM CHIEF TECHNOLOGY OFFICER. Mr. Benedikt has been a member of the board of directors and our interim Chief Technology Officer since April 15, 2005. Mr. Benedikt is currently a Senior Engineering Manager for Microsoft Corporation in its Worldwide Operations Division. In this capacity, Mr. Benedikt is the technical lead responsible for product security feature research and development efforts of next generation intellectual property protection measures and systems. Mr. Benedikt has designed and developed a significant number of novel security devices and systems with patents pending for Microsoft with the U.S. Patent and Trademark Office. Prior to joining Microsoft in June 2001, Mr. Benedikt was an entrepreneur and founded, owned and developed three distinct engineering technology concerns beginning in 1983. Mr. Benedikt received an undergraduate degree in Electrical Engineering at the University of California, Berkeley. Mr. Benedikt is a member of both the Institute of Electrical and Electronics Engineers (IEEE) and the Association for Computing Machinery (ACM).

                               EXECUTIVE OFFICERS

         The following table sets forth the names and ages of our executive officers who are not also directors.


                NAME                    AGE                           POSITION
                 ----                   ---                           --------

                Brenda Newman           44        Senior Vice President, Operations and Rights Management
                Donald J. Hoffmann      47        Vice President and Chief Operating Officer
                Syd Dufton              39        Vice President - Sales and Channel Marketing

         The principal occupations for the past five years (and, in some instances, for prior years) of each of our executive officers (other than those executive officers who are also directors):

         BRENDA NEWMAN - SENIOR VICE PRESIDENT, OPERATIONS AND RIGHTS MANAGEMENT. Ms. Newman has been the Senior Vice President, Operations and Rights Management of Protocall since formation. She became our Senior Vice President, Operations and Rights Management on July 22, 2004. Ms. Newman has in-depth experience in the licensing, multi-channel distribution and reporting of digitally-based intellectual property. She served as Executive Vice President of Protocall's Precision Type subsidiary, where she managed day-to-day operations and oversaw the trademark, copyright, and digital rights management with over 100 suppliers and approximately 18,000 individual software products. Ms. Newman also served as Executive Vice President in two computer service companies, where she managed technical operations. Ms. Newman and Bruce Newman are siblings.

         DONALD J. HOFFMANN - VICE PRESIDENT AND CHIEF OPERATING OFFICER. Mr. Hoffmann has been our Vice President and Chief Operating Officer since August 9, 2004. Mr. Hoffmann previously spent 20 years working in all aspects of finance, administration and sales support for Computer Associates International, Inc., a large provider of management software. At Computer Associates, he most recently served as Vice President of North America Sales Accounting. Except for a one-year term as Chief Financial Officer for Gemco-Ware Incorporated from 1992 to 1993, Mr. Hoffmann served at Computer Associates in a variety of executive and managerial capacities in European and North America Sales Operations, internal audit, administration and retail sales operations. Mr. Hoffmann received a B.S. degree in accounting from New York University.

         SYD DUFTON - VICE PRESIDENT - SALES AND CHANNEL MARKETING. Mr. Dufton has been our Vice President-Sales and Channel Marketing since September 2004. He has 15 years of experience in the computer software distribution industry. From March 2003 until he joined us, Mr. Dufton acted as an independent software consultant and also acquired an ownership position and became a partner in MYWeb, LLC, a software company. Mr. Dufton was a founding partner and Vice President of Sales and Distribution for AdvanceWork International, a mobile learning company, from 2001 until 2003, where he developed and managed a worldwide multi-channel sales structure. From 1998 until 2000, he served as Vice President of Sales for Syracuse Language Systems, a consumer software division of Vivendi Universal. Mr. Dufton earned his B.A. in English from Gettysburg College.

                INDEBTEDNESS OF EXECUTIVE OFFICERS AND DIRECTORS

         No executive officer, director or any member of these individuals' immediate families or any corporation or organization with whom any of these individuals is an affiliate is or has been indebted to us since the beginning of our last fiscal year.

                              FAMILY RELATIONSHIPS

         There are no family relationships among our executive officers and directors, except that Bruce Newman, our President, Chief Executive Officer and director, and Brenda Newman, our Senior Vice-President, Operations and Rights Management, are siblings.

                                LEGAL PROCEEDINGS

         As of the date of this Proxy Statement, there are no material proceedings to which any of our directors, executive officers, affiliates or stockholders is a party adverse to us.

                 THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

         Our Board of Directors is responsible for establishing broad corporate policies and for overseeing our overall management. In addition to considering various matters which require Board approval, the Board provides advice and counsel to, and ultimately monitors the performance of, our senior management.

         We have established an Audit Committee and a Compensation Committee. The Charter for the Audit Committee is attached to this Proxy Statement as
Exhibit 1. The Charter for the Compensation Committee is available at our website, www.protocall.com.

         The Board, its committees and our management strive to perform and fulfill their respective duties and obligations in a responsible and ethical manner. The Board and the Audit and Compensation Committees each perform annual self evaluations. We have adopted a comprehensive Code of Business Ethics for all directors, officers and employees, which is available at our website, www.protocall.com.

         During 2004, the Board of Directors met five times. Each nominee for director attended more than 75% of the Board of Directors meetings and the meetings of Board committees on which he served. While we do not have a formal policy requiring members of the Board to attend the Annual Meeting of Stockholders, we strongly encourage all directors to attend.

COMMITTEES OF THE BOARD

         Audit Committee. The Board has an Audit Committee comprised of two non-employee directors, Messrs. Ritchie (Chairman) and Schutz. Each member of the Audit Committee is independent as defined in Section 121(A) of the American Stock Exchange's listing standards. The Board of Directors has determined that Mr. Ritchie qualifies as an "audit committee financial expert." The Audit Committee functions pursuant to a written Charter which was adopted by the Board. The Audit Committee has such powers as may be assigned to it by the Board from time to time. The Audit Committee conducted three formal meetings in 2004. The Audit Committee is currently charged with, among other things:

         o recommending to the Board of Directors the engagement or discharge of our independent public accountants, including pre-approving all audit and non-audit related services;

         o the appointment, compensation, retention and oversight of the work of the independent auditor engaged by us for the purpose of preparing or issuing an audit report or performing other audit review or attest services for us;

         o establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

         o  approving the scope of the financial audit;

         o  requiring the rotation of the lead audit partner;

         o  consulting regarding the completeness of our financial statements;

         o  reviewing changes in accounting principles;

         o reviewing the audit plan and results of the auditing engagement with our independent auditors and with our officers;

         o reviewing with our officers, the scope and nature and adequacy of our internal accounting and other internal controls over financial reporting and disclosure controls and procedures;

         o reviewing the adequacy of the Audit Committee Charter at least annually;

         o performing an internal evaluation of the Audit Committee on an annual basis; and

         o reporting to the Board of Directors on the Audit Committee's activities, conclusions and recommendations.

         Compensation Committee. The Board has a Compensation Committee comprised of three non-employee directors, Messrs. Schutz (Chairman), Ritchie and Greenfield. Each member of the Compensation Committee is independent as defined in Section 121(A) of the American Stock Exchange's listing standards. The Compensation Committee functions pursuant to a written Charter which was adopted by the Board. The Compensation Committee has such powers as may be assigned to it by the Board from time to time. It is currently charged with, among other things, assisting the Board in:

         o approving and evaluating the compensation of directors and executive officers;

         o establishing strategies and compensation policies and programs for employees to provide incentives for delivery of value to our stockholders;

         o establishing policies to hire and retain senior executives, with the objective of aligning the compensation of senior management with our business and the interests of our stockholders;

         o together with management, surveying the amount and types of executive compensation paid by comparable companies, and engaging consultants as necessary to assist them;

         o periodically reviewing corporate goals and objectives relevant to executive compensation and making recommendations to the Board for changes;

         o assisting management in evaluating each executive officer's performance in light of corporate goals and objectives, and recommending to the Board (for approval by the independent directors) the executive officers' compensation levels based on this evaluation;

         o overseeing our stock option plan or other stock-based plans with respect to our executive officers and employee Board members, who are subject to the short-swing profit restrictions of Section 16 of the Securities Exchange Act of 1934, as amended;

         o reviewing the overall performance of our employee benefit plans and making recommendations to the Board regarding incentive-compensation plans and equity-based plans;

         o together with the full Board, reviewing and making recommendations to the independent directors of the Board regarding the form and amount of director compensation;

         o ensuring that our compensation policies meet or exceed all legal and regulatory requirements and any other requirements imposed on us by the Board; and

         o producing an annual report on executive compensation for inclusion in our proxy statement.

         In general, the Compensation Committee formulates and recommends compensation policies for Board approval, oversees and implements these Board-approved policies, and keeps the Board apprised of its activities on a regular basis. In addition, the Compensation Committee together with the full Board, develops criteria to assist the Board's assessment of the Chief Executive Officer's leadership of our company.

         The Compensation Committee conducted five formal meetings in 2004 and met and conferred on an informal basis on numerous occasions in 2004.

                SELECTION OF NOMINEES FOR THE BOARD OF DIRECTORS

         Our Board of Directors is responsible for evaluating potential candidates to serve on our Board of Directors, and for selecting nominees to be presented for election to the Board at our Annual Meeting of Stockholders. In evaluating potential director candidates, the Board considers the skills and characteristics possessed by each candidate in the context of the perceived needs of the Board at that point in time. Among the factors considered by the Board in considering a potential nominee are the following:

         o  the nominee's independence;

         o the nominee's relevant professional skills and depth of business experience;

         o the nominee's character, judgment and personal and professional integrity;

         o  the nominee's ability to read and understand financial statements;

         o the nominee's willingness to commit sufficient time to attend to his or her duties and responsibilities as a member of the Board;

         o the nominee's qualifications for membership on certain committees of the Board;

         o  any potential conflicts of interest involving the nominee; and

         o  the make up and diversity of our existing Board.

         In identifying potential candidates for the Board, the Board relies on recommendations from a number of possible sources, including current directors. The Board may also retain outside consultants or search firms to help in identifying potential candidates for membership on the Board.

         The Board will consider any written suggestions of stockholders for director nominations. The recommendation must include the name and address of the candidate, a brief biographical description and a description of the person's qualifications. Recommendations should be mailed to Protocall Technologies Incorporated, 47 Mall Drive, Commack, New York 11725-5717, Att'n:
Secretary. The Board will evaluate in the same manner candidates suggested in accordance with this policy and those recommended by other sources. The Committee has full discretion in considering all nominations to the Board of Directors. Stockholders who would like to nominate a candidate for director must comply with the requirements described in our Proxy Statement. See "Deadline for Future Proposals of Stockholders" below.

DIRECTOR COMPENSATION

         Directors are expected to timely and fully participate in all regular and special board meetings, and all meetings of committees that they serve on. We have agreed to pay each non-employee director a retainer fee of $2,500 per quarter, but deferred until we have sufficient cash flow as determined by our board, and no participation fee for attendance at regular or special meetings of the board. We have also agreed to pay a special committee retainer fee of $1,000 per quarter, payable at the end of each quarter, and no participation fee for attendance at meetings of a committee of the board. Mr. Schutz agreed to voluntarily waive his special committee quarterly cash fee for the first year of his service on our board. We will also reimburse each director for reasonable accommodations, coach travel and other miscellaneous expenses relating to each director's attendance at board meetings and committee meetings promptly upon submission of actual receipts to our chief financial officer.

         Non-employee directors were awarded an initial grant of non-qualified stock options to purchase 50,000 shares. Due to anticipated greater levels of oversight and work effort, the Chairman of the Board received an initial additional grant of 50,000 shares, and the Audit and Compensation Committee chairs received an initial additional grant of 50,000 shares and 25,000 shares, respectively. Such option awards have an exercise price equal to $1.25 per share, the purchase price of our shares in our recent private offering, vesting in equal quarterly installments over a one-year service period and have a term of five years from the date of award. All of the option grants to non-employee directors are pursuant to the 2004 Stock Option Plan, which is subject to stockholder approval. See Item 2 below. These stock options will not actually be issued for accounting purposes until our stockholders ratify the 2004 Plan. If the stockholders ratify the plan, we will be required to value the stock options at their intrinsic value on the date of ratification. The value will be equal to the per share price difference between the exercise price and the fair value of the common stock on the date of ratification times the number of options granted. This value will be expensed over the vesting periods of each option. Other terms and conditions of the option grants are on the standard terms and conditions as those option grants to employees.

         The Compensation Committee will review the director compensation plan annually, and adjust it according to then current market conditions and good business practices.

                   EXECUTIVE COMPENSATION AND RELATED MATTERS

         The following table sets forth the cash compensation (including cash bonuses) paid or accrued by us for our years ended December 31, 2004, 2003 and 2002 to our Chief Executive Officer and our four most highly compensated officers other than the Chief Executive Officer (referred to as the named executive officers) at December 31, 2004.

                           SUMMARY COMPENSATION TABLE

                                                                                                                LONG-TERM
                                                                                                              COMPENSATION -
                                                                                                                AWARDS -
                                                                                      OTHER ANNUAL             SECURITIES
                                              FISCAL                                  COMPENSATION             UNDERLYING
NAME AND PRINCIPAL POSITION                    YEAR      SALARY ($)      BONUS ($)       ($) (1)            OPTIONS(# SHARES)
---------------------------                    ----      ----------      ---------       -------            -----------------

Bruce Newman, President and Chief                           113,750              -        77,188                    98,125
Executive Officer of Protocall                 2004          52,000              -        94,250                    97,500
                                               2003          50,000              -       121,475                   292,669
                                               2002

Anthony Andrews, former Executive Vice                      143,699              -             -                     4,584
President-Corporate Development of             2004          92,768              -             -                    55,008
Protocall (2)                                  2003          82,500              -        24,792                   256,175
                                               2002

Brenda Newman, Senior Vice                                   85,750              -        58,188                   109,875
President-Content and Digital Rights           2004          42,900              -        67,350                    73,500
Management of Protocall                        2003          40,000              -        88,625                   402,493
                                               2002

Donald Hoffmann, Vice President and Chief                    59,135              -             -                    50,000
Operating Officer of Protocall (3)             2004               -              -             -                         -
                                               2003               -              -             -                         -
                                               2002

Syd Dufton, Vice President - Sales and                       40,304              -             -                    50,000
Channel Marketing (4)                          2004               -            -               -                         -
                                               2003               -            -               -                         -
                                               2002

Andrew D. Owens, President and Chief                              -            -               -                         -
Executive Officer of Quality Exchange (5)      2004               -            -               -                         -
                                               2003               -            -               -                         -
                                               2002
--------------------------------

(1) Other Compensation does not include the cost to Protocall for health and welfare benefits received by the above named officers. The aggregate amounts of such personal benefits did not exceed the lesser of $50,000 or 10% of the total annual compensation of such officer. Other Compensation includes accrued but unpaid salaries. See "Certain Relationships and Related Transactions" below.

(2)      Mr. Andrews resigned as an officer effective October 31, 2004.

(3)      Mr. Hoffmann joined us in August 2004.

(4)      Mr. Dufton joined us in September 2004.

(5)      Mr. Owens resigned as an officer and director on July 22, 2004.

OPTIONS GRANTS IN LAST FISCAL YEAR

         The following table sets forth information with respect to grants of options to purchase our common stock under the 2000 Stock Incentive Plan and 2004 Stock Option Plan of Protocall Technologies Incorporated to the named executive officers during the fiscal year ended December 31, 2004.


                                                             PERCENT OF
                                                            TOTAL OPTIONS
                                 NUMBER OF SECURITIES          GRANTED
                                 UNDERLYING OPTIONS/        TO EMPLOYEES          EXERCISE
NAME                                 SARS GRANTED          IN FISCAL YEAR      OR BASE PRICE        EXPIRATION
----                                 ------------          --------------      -------------        ----------
                                         (#)                     (%)               ($/Sh)

Bruce Newman                            98,125                   8.7                1.25                (1)
Anthony Andrews                         65,834                   5.9                1.25                (2)
Brenda Newman                          109,875                   9.7                1.25                (3)
Donald Hoffman                          50,000                   4.4                1.25             7/22/2014
Syd Dufton                              50,000                   4.4                1.25             9/7/2014
____________________


(1) 1/31/2009 for stock options to purchase 8,125 shares of common stock and 7/22/2014 for stock options to purchase 9,000 shares of common stock. (2) 1/31/2009 for stock options to purchase 4,584 shares of common stock. The remaining stock options to purchase 61,250 shares of common stock were forfeited as a result of Mr. Andrews' resignation.
         (3) 1/31/2009 for stock options to purchase 6,125 shares of common stock and 7/22/2014 for stock options to purchase 103,750 shares of common stock.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

         The following table sets forth with respect to the named executive officers executive officers information with respect to options exercised, unexercised options and year-end option values in each case with respect to options to purchase shares of our common stock.



                                                                    NUMBER OF SECURITIES           VALUE OF UNEXERCISED IN THE
                                                                   UNDERLYING UNEXERCISED               MONEY OPTIONS AT
                                                                OPTIONS AT DECEMBER 31, 2004          DECEMBER 31, 2004(1)
                                                                ----------------------------          --------------------
                                SHARES
                              ACQUIRED ON       VALUE            EXERCISABLE   UNEXERCISABLE       EXERCISABLE   UNEXERCISABLE
  NAME                        EXERCISE (#)    REALIZED ($)            (#)            (#)                ($)            ($)
  ----                        ------------    ------------            ---            ---                ---            ---

Bruce Newman                          -            -                605,494         90,000        $1,302,335        $225,000
Anthony Andrews                       -            -                339,403              -           533,735               -
Brenda Newman                         -            -                591,012        103,750         1,370,580         259,375
Donald Hoffman                        -            -                      -         50,000                 -         125,000
Syd Dufton                            -            -                      -         50,000                 -         125,000
____________________

(1) Represents the difference between $3.75 per share, the last reported sale price of our common stock on December 31, 2004, and the exercise price of the option multiplied by the applicable number of shares.

EQUITY COMPENSATION PLAN INFORMATION

         The following table provides information as of December 31, 2004 regarding shares outstanding and available for issuance under our existing equity compensation plans.


                                                                                             NUMBER OF SECURITIES
                                                                                            REMAINING AVAILABLE FOR
                                                                                             FUTURE ISSUANCE UNDER
                                      NUMBER OF SECURITIES TO       WEIGHTED AVERAGE       EQUITY COMPENSATION PLANS
                                      BE ISSUED UPON EXERCISE      EXERCISE PRICE OF         (EXCLUDING SECURITIES
                                      OF OUTSTANDING OPTIONS,     OUTSTANDING OPTIONS,      REFLECTED IN THE SECOND
PLAN CATEGORY                           WARRANTS AND RIGHTS       WARRANTS AND RIGHTS               COLUMN)
-------------                           -------------------       -------------------               -------

Equity compensation plans
approved by security holders (1)             2,951,922                    $1.74                          --
Equity compensation plans not
approved by security holders (2)             1,034,750                     1.25                      965,250
                                             ---------                    -----                      -------
Total                                        3,986,672                    $1.61                      965,250
                                             =========                    =====                      =======
_________________________

(1) Represents Protocall's 2000 Stock Incentive Plan, which we assumed as part of the reverse merger in July 2004.

(2)      Represents Protocall's 2004 Stock Option Plan.


EMPLOYMENT AGREEMENTS

         In July 2004, Bruce Newman, our President and Chief Executive Officer, entered into an employment agreement with us to serve as our President and Chief Executive Officer for a term of five years. Donald J. Hoffmann, our Vice President and Chief Operating Officer, and Syd Dufton, our Vice President - Sales and Channel Marketing, also entered into employment agreements with us for a term of two years, commencing on August 9, 2004 and September 7, 2004, respectively. Under these employment agreements, each of Messrs. Newman, Hoffmann and Dufton will devote all of his business time and efforts to our business.

         Mr. Newman's employment agreement provides that he will initially receive a fixed base salary at an annual rate of $195,000. Mr. Newman will also be entitled to receive incentive compensation upon meeting specified financial and operating milestones as determined by our board. We have also agreed to initially grant Mr. Newman stock options to purchase 90,000 shares of our common stock under our 2004 Stock Option Plan at an exercise price of $1.25 per share, vesting in equal annual installments over a three-year period.

         Mr. Hoffmann's employment agreement provides that he will initially receive a fixed base salary at an annual rate of $150,000. Mr. Hoffmann will also be entitled to receive incentive compensation upon meeting specified financial and operating milestones as determined by our board. We have also agreed to initially grant Mr. Hoffmann stock options to purchase 50,000 shares of our common stock under our 2004 Stock Option Plan at an exercise price of $1.25 per share, vesting in equal annual installments over a three-year period.

         Mr. Dufton's employment agreement provides that he will initially receive a fixed base salary at an annual rate of $125,000. Mr. Dufton will also be entitled to receive incentive compensation upon meeting specified financial and operating milestones as determined by our board. We have also agreed to initially grant Mr. Dufton stock options to purchase 50,000 shares of our common stock under our 2004 Stock Option Plan at an exercise price of $1.25 per share, vesting in equal annual installments over a three-year period.

         Each employment agreement provides for termination by us upon each executive's death or disability (defined as 90 days of incapacity during any 365-day period) or upon conviction of a felony of moral turpitude or a material breach of his obligations to us. In the event an executive's contract is terminated by us without cause, in the case of Mr. Newman, he will be entitled to compensation for 24 months, in the case of Mr. Hoffmann, and Mr. Dufton, they will be both entitled to compensation for six months.

         Each employment agreement also contains covenants (a) restricting the executive from engaging in any activities competitive with our business during the term of his employment agreement and one year thereafter, (b) prohibiting him from disclosure of confidential information regarding our company, and (c) confirming that all intellectual property developed by him and relating to our business constitutes our sole and exclusive property.

         Since Mr. Newman first commenced service with Protocall as its President and Chief Executive Officer, Protocall's board of directors has awarded him stock options to purchase an aggregate of 605,494 shares of common stock of Protocall under the Protocall 2000 Stock Incentive Plan (excluding the options referred to above), which are now exercisable to purchase shares of our common stock at exercise prices ranging from $1.25 to $2.75 per share. Messrs. Hoffmann and Dufton received no stock options under the Protocall 2000 Stock Incentive Plan.

         In October 2004, we agreed with Anthony Andrews, our former Executive Vice President - Corporate Development, to mutually terminate his employment agreement. In accordance with the employment agreement, Mr. Andrews is receiving severance compensation for six months following the date his employment agreement was terminated.

2000 STOCK INCENTIVE PLAN

         In connection with the July 2004 merger, we assumed the 2000 Stock Incentive Plan of Protocall, which was previously adopted by Protocall's board of directors and shareholders in March 2000. Following the merger, our board voted to cease using the 2000 Plan for future stock option grants.

         The purpose of the 2000 Plan was to enable us to attract, retain and motivate key employees, directors and, on occasion, consultants, by providing them with stock options. Stock options granted under the 2000 Plan may be either incentive stock options, as defined in Section 422(b) of the Internal Revenue Code of 1986, or non-qualified stock options. As of December 31, 2004, stock options to purchase 2,951,922 shares of common stock have been granted to employees, non-employee directors and consultants under the 2000 Plan, at exercise prices ranging from $1.00 to $3.00 per share.

         The 2000 Plan was administered by the compensation committee of the board of directors, or by the board of directors as a whole. Prior to the merger the board of directors had the power to determine the terms of any stock options granted under the 2000 Plan, including the exercise price, the number of shares subject to the stock option and conditions of exercise. Stock options granted under the 2000 Plan are generally not transferable, and each stock option is generally exercisable during the lifetime of the option holder only by such option holder except upon his/her death. The exercise price of all incentive stock options granted under the 2000 Plan must have been be at least equal to the fair market value of the shares of common stock on the date of the grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our stock, the exercise price of any incentive stock option granted must be equal to at least 110% of the fair market value on the grant date. The term of all incentive stock options under the 2000 Plan may not exceed ten years, or five years in the case of 10% owners.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On September 30, 2003, a stockholder/director opened a one year, irrevocable standby letter of credit on our behalf in the amount of $300,000, as required by an agreement with a publisher to guarantee the payment of any license fees due the publisher. As compensation to the stockholder/director, we issued a warrant to purchase 150,000 shares of common stock exercisable at the lower of $2.75 per share or the sales price of common stock in subsequent offerings. The fair value of the warrant was $77,321, utilizing the Black-Scholes option-pricing model with the following assumptions: 50% volatility, seven-year expected life, risk-free interest rate of 3.63% and dividend yield ratio of 0%. The warrant was originally scheduled to expire on September 30, 2010 but was converted into approximately 27,413 shares of common stock in connection with the reverse merger on July 22, 2004. The fair value of the warrant was recorded as a deferred finance cost and was amortized, on a straight-line basis, over the one year term of the letter of credit. This letter of credit was canceled during September 2004 due to the termination of the publisher agreement and was never drawn upon.

         On October 14, 2003, the same stockholder/director opened an irrevocable standby letter of credit on our behalf as required by our equipment lease agreement, which is to be retained for the entire term of the lease obligation or until such time as we are able to replace this letter of credit, in the amount of $1,040,000. As compensation, we issued a warrant to purchase 520,000 shares of common stock exercisable at the lower of $2.75 per share or the sales price of common stock in subsequent offerings. The fair value of the warrant was $269,470 utilizing the Black-Scholes option-pricing model with the following assumptions: 50% volatility, seven-year expected life, risk-free interest rate of 3.86% and dividend yield of 0%. The warrant was originally scheduled to expire on October 14, 2010, but was converted into approximately 95,047 shares of common stock in connection with the reverse merger on July 22, 2004. The fair value of the warrant has been recorded as a deferred lease cost and is being amortized, on a straight-line basis, over the term of the lease obligation which terminates April 1, 2007. We are contingently liable for the amounts of this letter of credit in the event the stockholder/director is obligated to make payments thereunder as a result of our noncompliance with the terms of the lease agreement.

         As part of the July 22, 2004 reverse merger, the two executive officers each converted $100,000 of their accrued salaries into 80,000 shares of common stock at a rate of $1.25 per share. As of December 31, 2004, accrued but unpaid salaries totaled $1,529,555 (this amount was reduced to $587,407 after deducting authorized payments of $942,148).

         Upon the consummation of the merger, our board of directors approved a five-year employment agreement with the President and Chief Executive Officer, providing for a base annual compensation of $195,000, along with standard fringe benefits available to all employees and provides for bonus compensation and/or stock options as determined by the board of directors.

         Pursuant to an agreement entered into prior to becoming a stockholder or director, we paid another stockholder $57,515 at closing of the reverse merger by us for advisory services rendered in connection with the reverse merger transaction. Subsequent to this transaction he was appointed to the board of directors.

         Immediately prior to the closing of the merger in July 2004, Peter Greenfield, the chairman of our board of directors, was the holder of approximately $5.3 million in principal amount of promissory notes and warrants to purchase approximately 11.0 million shares of Protocall common stock. Mr. Greenfield converted his promissory notes into 4,243,874 shares of our common stock, and his warrants were converted into 2,120,964 shares of our common stock. Ellen and Jerome Kaufman, the parents of the spouse of Bruce Newman, our President, Chief Executive Officer and a director, also held approximately $600,000 in principal amount of promissory notes, of which approximately $367,000 was converted into 294,321 shares of our common stock with the balance payable under a promissory note with a maturity date of July 22, 2007 and an annual interest rate of 4%. Neither Mr. Greenfield nor the Mr. and Mrs. Kaufman were offered any special inducement to exchange their promissory notes and warrants which was no different from any other holder doing so.

         In order to facilitate the reverse merger and without receiving consideration, Mr. Greenfield forgave $1,099,915 of accrued interest on notes held by him.

         Jed Schutz, one of our directors, was the holder of $150,000 in principal amount of an interim promissory note, which was converted into 120,000 shares of our common stock in the merger.

         We currently sublease our office space in Commack, New York from K&N Holding Corp., a corporation controlled by members of Bruce Newman's family, which in turn leases the office space directly from an unaffiliated third party real estate company. The sublease rental rate we pay is the identical rate for identical square footage charged by the unaffiliated real estate company to the corporation controlled by members of Mr. Newman's family.

         In connection with the merger, a total of 7,875,000 shares of our common stock owned by Andrew D. Owens, our sole director prior to the closing of the merger, were repurchased by us for an aggregate consideration of $15,000, plus all of the issued and outstanding capital stock of Orion Publishing, Inc., our wholly-owned subsidiary prior to the closing of the merger. The shares of our common stock that were repurchased from Mr. Owens were then cancelled at the closing of the merger. The sale of the issued and outstanding capital stock of Orion Publishing, Inc. was valued at less than $60,000.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under the Exchange Act, our directors, our executive officers, and any persons holding more than 10% of our common stock are required to report their ownership of the common stock and any changes in that ownership to the Commission. Specific due dates for these reports have been established and we are required to report in this Proxy Statement any failure to file by these dates during the fiscal year ended December 31, 2004. All of these filing requirements were satisfied by our directors, officers and 10% holders. In making these statements, we have relied on the written representations of our directors, officers and our 10% holders and copies of the reports that they have filed with the Commission.

                           REPORT OF THE COMPENSATION
                       COMMITTEE ON EXECUTIVE COMPENSATION

         The following Report of the Compensation Committee on Executive Compensation shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulations 14A or 14C of the Commission or the liabilities of Section 18 of the Exchange Act. Such Report shall not be deemed incorporated by reference into any filing under the Exchange Act or the Securities Act of 1933, as amended, or the Securities Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

         General. The Compensation Committee has the responsibility to determine and administer our executive compensation programs and make appropriate recommendations concerning matters of executive compensation. In evaluating the performance of members of management, the Compensation Committee consults with the chief executive officer except when reviewing the chief executive officer's performance, in which case it meets independently. The Committee reviews with the Board all aspects of compensation for the senior executives, including our executive officers. The Committee conducted five formal meetings in 2004 and conferred on an informal basis on several occasions. Set forth below are the principal factors underlying the Committee's philosophy used in overseeing compensation for fiscal 2004.

         Compensation Philosophy. At the direction of the Board of Directors, the Compensation Committee endeavors to ensure that the compensation programs for our executive officers are competitive and consistent in order to attract and retain key executives critical to our long-term success. The Compensation Committee believes that our overall financial performance should be an important factor in the total compensation of executive officers. At the executive officer level, the Compensation Committee has a policy that a significant proportion of potential total compensation should consist of variable, performance-based components, such as stock based compensation and bonuses, which can increase or decrease to reflect changes in corporate and individual performance. These incentive compensation programs are intended to reinforce management's commitment to the enhancement of profitability and stockholder value.

         The Compensation Committee takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for our chief executive officer and other executive officers. In implementing our executive compensation objectives, the Compensation Committee has designed an executive compensation program consisting of base salary, annual incentive compensation, equity based compensation (which may include stock options, restricted stock and restricted stock unit awards) and other employment benefits.

         The Compensation Committee seeks to maintain levels of compensation that are competitive with similar companies in our industry. To that end, the Compensation Committee reviews proxy data and other compensation data relating to companies within our industry.

         Base Salary. Base salary represents the fixed component of the executive compensation program. Our philosophy regarding base salaries is to maintain salaries for the aggregate group of executive officers at approximately the competitive industry average. Periodic increases in base salary relate to individual contributions evaluated against established objectives and the industry's annual competitive pay practices.

         Annual Incentive Compensation. Our executive officers are eligible for annual incentive compensation consisting primarily of cash bonuses based on the attainment of corporate earnings goals, as well as divisional and individual performance objectives. While performance against financial objectives is the primary measurement for executive officers' annual incentive compensation, non-financial performance also affects bonus pay. The Compensation Committee considers such corporate performance measures as net income, earnings per common and common equivalent share, gross margin, sales growth and expense and asset management in making bonus decisions. The Compensation Committee also appreciates the importance of achievements that may be difficult to quantify, and accordingly recognizes qualitative factors, such as successful supervision of major corporate projects, demonstrated leadership ability and contributions to industry and community development. The amount of each annual incentive award is recommended for approval by management and approved by the Compensation Committee and the Board. Because threshold corporate earnings goals were not met in 2004, no cash bonuses were paid to our executive officers.

         Stock Based Compensation. The Compensation Committee strongly believes that the compensation program should provide employees with an opportunity to increase their equity ownership and potentially gain financially from our stock price increases. By this approach, the best interests of stockholders, executives and employees will be closely aligned. Therefore, executives and other key employees are eligible to receive stock based compensation, including options, restricted stock awards and restricted stock units. The Compensation Committee believes that the use of stock based compensation as the basis for long-term incentive compensation meets the Compensation Committee's compensation strategy and our business needs by achieving increased value for stockholders and retaining key employees.

         Other Employment Benefits. We provide health and welfare benefits to executives and employees similar to those provided by other companies in our industry.

         Internal Revenue Code Section 162(m). To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to us and to the executives of various payments and benefits. Some types of compensation payments and their deductibility depend upon the timing of an executive's vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee's control also affect the deductibility of compensation. For these and other reasons, the Compensation Committee will not necessarily limit executive compensation to that deductible under Section 162(m) of the Internal Revenue Code. The Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

                             Compensation Committee
                              Jed Schutz (Chairman)
                               Richard L. Ritchie
                                Peter Greenfield

ITEM 2:  THE RATIFICATION OF THE 2004 STOCK OPTION PLAN

         On July 22, 2004, our board adopted the 2004 Stock Option Plan. Under the 2004 Plan, a total of 4,500,000 shares of our common stock have been reserved for issuance upon the exercise of stock options. The 2004 Plan will continue in effect until the earlier of its termination by our board or the date on which all of the shares of common stock available for issuance under the 2004 Plan have been issued and all restrictions on such shares under the terms of the 2004 Plan and agreements evidencing options granted under the 2004 Plan have lapsed. However, all options shall be granted, if at all, within ten years from the date the 2004 Plan was approved by our board and ratified by our shareholders. Employees, directors and consultants are eligible to receive options under the 2004 Plan.

         Pursuant to the 2004 Plan, as of December 31, 2004, 759,750 options to purchase shares of common stock were outstanding (not including 275,000 non-employee director options discussed in the paragraph below), each with an exercise price of $1.25 per share. These options vest and become exercisable in equal annual installments over a three-year period. These stock options cannot be issued for accounting purposes until our stockholders ratify the 2004 Plan. If the shareholders ratify the 2004 Plan, we will be required to value the stock options at their intrinsic value on the date of ratification. The value will be equal to the per share price difference between the exercise price and the fair value of the common stock on the date of ratification times the 1,034,750 options granted. This value will be expensed over the vesting periods of the options.

         Three non-employee directors were each awarded an initial grant of non-qualified stock options to purchase 50,000 shares. Due to anticipated greater levels of oversight and work effort, the Chairman of the Board received an initial additional grant of 50,000 shares, and the Audit and Compensation Committee chairs received an initial additional grant of 50,000 shares and 25,000 shares, respectively. The options granted to the Chairman of the Board have an exercise price of $1.25 per share. All other non-employee director option awards have an exercise price equal to $1.25 per share, the purchase price of our shares in our recent private offering, vesting over a one year period in equal quarterly installments if the director has continued to serve until that date, and have a term of five years from the date of award. All of the option grants to non-employee directors are pursuant to the 2004 Plan, which has not been ratified to date (as described above).

         Shareholder approval of the 2004 Plan is required (i) to comply with certain exclusions from the limitations of Section 162(m) of the Internal Revenue Code of 1986, which we refer to as the Code, as described below, (ii) for the 2004 Plan to be eligible under the "plan lender" exemption from the margin requirements of Regulation G promulgated under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and (iii) to comply with the incentive stock options rules under Section 422 of the Code.

         The following is a summary of certain principal features of the 2004 Plan. This summary is qualified in its entirety by reference to the complete text of the 2004 Plan. Shareholders are urged to read the actual text of the 2004 Plan in its entirety which is set forth as Exhibit 2 to this proxy statement.

BACKGROUND AND PURPOSE

         The purpose of the 2004 Plan is to provide an additional incentive to attract and retain qualified competent persons who provide services and upon whose efforts and judgment the success of our company is largely dependent, through the encouragement of stock ownership in us by such persons. In furtherance of this purpose, the 2004 Plan authorizes, among other things, (a) the granting of incentive or nonqualified stock options to purchase common stock (collectively, "Options") to persons selected by the administrators of the 2004 Plan from the class of all of our regular employees, including officers who are regular employees and directors, (b) the provision of loans for the purposes of financing the exercise of Options and the amount of taxes payable in connection therewith, and (c) the use of already owned common stock as payment of the exercise price for Options granted under the Plan.

ADMINISTRATION OF THE PLAN

         The Plan provides that it shall be administered by:

         o  our Board of Directors or

         o by a committee appointed by the Board, which shall be composed of two or more directors, all of whom shall be "outside directors" (as defined in the Plan), in compliance with Rule 16b-3 of the Exchange Act and Section 162(m) of the Code (although Rule 16b-3 may also be complied with if option grants are approved by the Board).

         The Committee or the Board in its sole discretion determines the persons to be awarded Options, the number of shares subject thereto and the exercise price and other terms thereof. In addition, the Committee or the Board has full power and authority to construe and interpret the Plan, and the acts of the Committee or the Board are final, conclusive and binding on all interested parties, including our company, its shareholders, officers and employees, recipients of grants under the Plan, and all persons or entities claiming by or through such persons.

         An aggregate of 4,500,000 shares of common stock are currently reserved for issuance upon the exercise of Options granted under the Plan. The shares acquired upon exercise of Options granted under the Plan will be authorized and issued shares of common stock. Our shareholders will not have any preemptive rights to purchase or subscribe for any common stock by reason of the reservation and issuance of common stock under the Plan. If any Option granted under the Plan should expire or terminate for any reason other than having been exercised in full, the unpurchased shares subject to that Option will again be available for purposes of the Plan.

CERTAIN TERMS AND CONDITIONS

         All Options granted under the Plan must be evidenced by a written agreement between us and the grantee. The agreement will contain such terms and conditions as the Committee or the Board shall prescribe, consistent with the Plan, including, without limitation, the exercise price, term and any restrictions on the exercisability of the Options granted.

         For any Option granted under the Plan, the exercise price per share of common stock may be any price determined by the Committee or the Board; however, the exercise price per share of any Incentive Stock Option may not be less than the Fair Market Value of the common stock on the date such Incentive Stock Option is granted. For purposes of the Plan, the "Fair Market Value" on any date of reference is deemed to be the closing price of common stock on the business day immediately preceding such date, unless the Committee or the Board in its sole discretion determines otherwise in a fair and uniform manner. For this purpose, the closing price of common stock on any business day is (i) if common stock is listed or admitted for trading on any United States national securities exchange, or if actual transactions are otherwise reported on a consolidated transaction reporting system, the last reported sale price of common stock on such exchange or reporting system, as reported in any newspaper of general circulation; (ii) if common stock is quoted on the National Association of Securities Dealers Automated Quotation System ("Nasdaq"), or any similar system of automated dissemination of quotations of securities prices in common use, the mean between the closing high bid and low asked quotations for such day of common stock on such system; or (iii) if neither clause (i) nor (ii) is applicable, the mean between the high bid and low asked quotations for common stock as reported by the National Quotation Bureau, Incorporated if at least two securities dealers have inserted both bid and asked quotations for common stock on at least 5 of the 10 preceding days.

         The Committee or the Board may permit the exercise price of an Option to be paid for in cash, by certified or official bank check or personal check, by money order, with already owned shares of common stock that have been held by the Optionee for at least six (6) months (or such other shares as we determine will not cause us to recognize for financial accounting purposes a charge for compensation expense), the withholding of shares of common stock issuable upon exercise of the Option, by delivery of a properly executed exercise notice together with such documentation as shall be required by the Committee or the Board (or, if applicable, the broker) to effect a cashless exercise, or a combination of the above. If paid in whole or in part with shares of already owned common stock, the value of the shares surrendered is deemed to be their Fair Market Value on the date the Option is exercised. The Plan also authorizes us to lend money to an Optionee, guarantee a loan to an Optionee, or otherwise assist an Optionee to obtain the cash necessary to exercise all or a portion of the Option granted thereunder or to pay any tax liability of the Optionee attributable to such exercise. If the exercise price is paid in whole or part with the Optionee's promissory note, such note shall (i) provide for full recourse to the maker, (ii) be collateralized by the pledge of the shares that the Optionee purchases upon exercise of such Option,
(iii) bear interest at the prime rate of our principal lender or such other rate as the Committee or the Board, as the case may be, shall determine, and (iv) contain such other terms as the Committee or the Board in its sole discretion shall reasonably require.

         The use of already owned shares of common stock applies to payment for the exercise of an Option in a single transaction and to the "pyramiding" of already owned shares in successive, simultaneous Option exercises. In general, pyramiding permits an Option holder to start with as little as one share of common stock and exercise an entire Option to the extent then exercisable (no matter what the number of shares subject thereto). By utilizing already owned shares of common stock, no cash (except for fractional share adjustments) is needed to exercise an Option. Consequently, the Optionee would receive common stock equal in value to the spread between the fair market value of the shares subject to the Option and the exercise price of such Option.

         No incentive stock option and, unless the prior written consent of the Committee or the Board is obtained (which consent may be withheld for any reason) and the transaction does not violate the requirement of Rule 16b-3 under the Exchange Act, and no non-qualified stock option, granted under the Plan is assignable or transferable, other than by will or by the laws of descent and distribution. During the lifetime of an Optionee, an Option is exercisable only by him or her or, in the case of a non-qualified stock option, by his permitted assignee. The expiration date of an Option under the Plan will be determined by the Committee or the Board at the time of grant, but in no event may such an Option be exercisable after 10 years from the date of grant. An Option may be exercised at any time or from time to time or only after a period of time in installments, as the Committee or the Board determines. The Committee or the Board may in its sole discretion accelerate the date on which any Option may be exercised. Each outstanding Option granted under the Plan may become immediately fully exercisable in the event of certain transactions, including certain changes in control of our company, certain mergers and reorganizations, and certain dispositions of substantially all of our assets.

         Unless otherwise provided in the Option agreement, the unexercised portion of any Option granted under the Plan shall automatically be terminated
(a) three months after the date on which the Optionee's employment is terminated for any reason other than (i) Cause (as defined in the Plan), (ii) mental or physical disability, or (iii) death; (b) immediately upon the termination of the Optionee's employment for Cause; (c) one year after the date on which the Optionee's employment is terminated by reason of mental or physical disability; or (d) one year after the date on which the Optionee's employment is terminated by reason of Optionee's death, or if later, three months after the date of Optionee's death if death occurs during the one year period following the termination of the Optionee's employment by reason of mental or physical disability.

         To prevent dilution of the rights of a holder of an Option, the Plan provides for appropriate adjustment of the number of shares for which Options may be granted, the number of shares subject to outstanding Options and the exercise price of outstanding Options, in the event of any increase or decrease in the number of issued and outstanding shares of our capital stock resulting from a stock dividend, stock split, share combination, recapitalization or other capital adjustment. The Committee or the Board has discretion to make appropriate antidilution adjustments to outstanding Options in the event of a merger, consolidation or other reorganization or a sale or other disposition of substantially all of our assets.

         The Plan will expire on July 22, 2014, and any Option outstanding on such date will remain outstanding until it expires or is exercised. The Committee or the Board may amend, suspend or terminate the Plan or any Option at any time, provided that such amendment shall be subject to the approval of our shareholders if such shareholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3 or to comply with Section 162(m) of the Code) or the rules of any stock exchange or automated quotation system on which the common stock may then be listed or granted. In addition, no amendment, suspension or termination shall substantially impair the rights or benefits of any Optionee, pursuant to any Option previously granted, without the consent of the Optionee.

FEDERAL INCOME TAX CONSEQUENCES OF AWARDS OF OPTIONS

         The Plan is not qualified under the provisions of section 401(a) of the Code, and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

         NONQUALIFIED STOCK OPTIONS. On exercise of a nonqualified stock option granted under the Plan, an Optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the shares of common stock acquired on exercise of the Option over the exercise price. If the Optionee is an employee of our company, that income will be subject to the withholding of Federal income tax. The Optionee's tax basis in those shares will be equal to their fair market value on the date of exercise of the Option, and his holding period for those shares will begin on that date.

         If an Optionee pays for shares of common stock on exercise of an Option by delivering shares of our common stock, the Optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the Optionee's tax basis in them. The Optionee, however, otherwise will be taxed on the exercise of the Option in the manner described above as if he had paid the exercise price in cash. If a separate identifiable stock certificate is issued for that number of shares equal to the number of shares delivered on exercise of the Option, the Optionee's tax basis in the shares represented by that certificate will be equal to his tax basis in the shares delivered, and his holding period for those shares will include his holding period for the shares delivered. The Optionee's tax basis and holding period for the additional shares received on exercise of the Option will be the same as if the Optionee had exercised the Option solely in exchange for cash.

         We will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the Optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

         INCENTIVE STOCK OPTIONS. The Plan provides for the grant of stock options that qualify as "incentive stock options" as defined in section 422 of the Code. Under the Code, an Optionee generally is not subject to tax upon the grant or exercise of an incentive stock option. In addition, if the Optionee holds a share received on exercise of an incentive stock option for at least two years from the date the Option was granted and at least one year from the date the Option was exercised (the "Required Holding Period"), the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder's tax basis in that share will be long-term capital gain or loss.
         If, however, an Optionee disposes of a share acquired on exercise of an incentive stock option before the end of the Required Holding Period (a "Disqualifying Disposition"), the Optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the incentive stock option was exercised over the exercise price. If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the Option, the amount of ordinary income recognized by the Optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the Option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

         An Optionee who exercises an incentive stock option by delivering shares of common stock acquired previously pursuant to the exercise of an incentive stock option before the expiration of the Required Holding Period for those shares is treated as making a Disqualifying Disposition of those shares. This rule prevents "pyramiding" the exercise of an incentive stock option (that is, exercising an incentive stock option for one share and using that share, and others so acquired, to exercise successive incentive stock options) without the imposition of current income tax.

         For purposes of the alternative minimum tax, the amount by which the fair market value of a share of common stock acquired on exercise of an incentive stock option exceeds the exercise price of that Option generally will be an adjustment included in the Optionee's alternative minimum taxable income for the year in which the Option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the Option is exercised, there will be no adjustment with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the Optionee's alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an incentive stock option is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the Option is exercised.

         We are not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the Required Holding Period. However, if there is a Disqualifying Disposition of a share, we are allowed a deduction in an amount equal to the ordinary income includible in income by the Optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

         SECTION 162 LIMITATIONS. The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Code, which generally disallows a public company's tax deduction for compensation to covered employees in excess of $1 million in any tax year beginning on or after January 1, 1994. Compensation that qualifies as "performance-based compensation" is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the Company that pays it. We intend that Options granted to employees, whom the Committee expects to be covered employees at the time a deduction arises in connection with such Options, will qualify as such "performance-based compensation," so that such Options will not be subject to the Section 162(m) deductibility cap of $1 million. Future changes in Section 162(m) or the regulations thereunder may adversely affect our ability to ensure that Options under the Plan will qualify as "performance-based compensation" that is fully deductible by us under Section 162(m).

         SECTION 409A. Section 409A of the Code, enacted as part of the American Jobs Creation Act of 2004, imposes certain new requirements applicable to "nonqualified deferred compensation plans," including new rules relating to the timing of deferral elections and elections with regard to the form and timing of benefit distributions, prohibitions against the acceleration of the timing of distributions, and the times when distributions may be made, as well as rules that generally prohibit the funding of nonqualified deferred compensation plans in offshore trusts or upon the occurrence of a change in the employer's financial health. These new rules generally apply with respect to deferred compensation that becomes earned and vested on or after January 1, 2005. If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these new requirements, then all compensation deferred under the plan is or becomes immediately taxable to the extent that it is not subject to a substantial risk of forfeiture and was not previously taxable. The tax imposed as a result of these new rules would be increased by interest at a rate equal to the rate imposed upon tax underpayments plus one percentage point, and an additional tax equal to 20% of the compensation required to be included in income. Some of the awards to be granted under this 2004 Plan may constitute deferred compensation subject to the Section 409A requirements, including, without limitation, discounted stock options and deferred stock. It is our company's intention that any award agreement that will govern awards subject to Section 409A will comply with these new rules.

                          REPORT OF THE AUDIT COMMITTEE

         The following Report of the Audit Committee, covering our fiscal year ended December 31, 2004, shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulations 14A or 14C of the Commission, or the liabilities of Section 18 of the Exchange Act. Such report shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

         The Audit Committee of our Board of Directors is composed of "independent directors" as defined in Section 121(A) of the American Stock Exchange's listing standards. In 2004, the Audit Committee held three regularly scheduled meetings. The Audit Committee has adopted, and annually reviews, a Charter outlining the practices it follows. The Charter complies with all current regulatory requirements.

         The role of the Audit Committee is to oversee our financial reporting process on behalf of the Board of Directors. Our management has the primary responsibility for our financial statements as well as our financial reporting process, principles and internal controls. Our independent auditors are responsible for performing an audit of our financial statements and expressing an opinion on such financial statements and their conformity with generally accepted accounting principles.

         Management has reviewed the audited financial statements in the Annual Report with the Audit Committee including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements.

         In its meetings with representatives of the independent auditors, the Committee asks them to address, and discusses their responses to several questions that the Committee believes are particularly relevant to its oversight. These questions include:

         o Are there any significant accounting judgments or estimates made by management in preparing the financial statements that would have been made differently had the auditors themselves prepared and been responsible for the financial statements?

         o Based on the auditors' experience, and their knowledge of our company, do our financial statements fairly present to investors, with clarity and completeness, our financial position and performance for the reporting period in accordance with generally accepted accounting principles, and SEC disclosure requirements?

         o Based on the auditors' experience, and their knowledge of our company, have we implemented effective internal controls over financial reporting and internal audit procedures that are appropriate for us?

         The Committee believes that, by thus focusing its discussions with the independent auditors, it can promote a meaningful dialogue that provides a basis for its oversight judgments.

         The Committee also discussed with the independent auditors other matters required to be discussed by the auditors with the Committee under Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (communications with audit committees), and other regulations. The Committee received and discussed with the auditors their annual written report on their independence from us and our management, which is made under Rule 3600T of the Public Company Accounting Oversight Board, which adopts on an interim basis Independence Standards Board Standard No. 1 (independence discussions with audit committees), and considered with the auditors whether the provision of non-audit services provided by them to us during 2004 was compatible with the auditors' independence.

         In performing all of these functions, the Audit Committee acts in an oversight capacity. The Committee reviews our earnings releases before issuance and quarterly and annual reporting on Form 10-QSB and Form 10-KSB prior to filing with the SEC. In its oversight role, the Committee relies on the work and assurances of our management, which has the primary responsibility for our financial statements and reports, and of the independent auditors, who, in their report, express an opinion on whether such financial statements are fairly presented in conformity with generally accepted accounting principles.

         The Audit Committee has also considered whether the independent auditors' provision of non-audit services to us is compatible with maintaining the auditors' independence.

         Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-KSB for the year ended December 31, 2004, for filing with the SEC.

                                 Audit Committee
                          Richard L. Ritchie (Chairman)
                                   Jed Schutz

ITEM 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

         The Audit Committee has appointed Eisner, LLP to serve as independent auditors for the year ending December 31, 2004. Eisner, LLP has served as our independent auditors since 2004, and is considered by our management to be well qualified.

         The following table sets forth the aggregate fees billed or to be billed to us by Eisner, LLP and its predecessor Beckstead and Watts, LLP for the fiscal years ended December 31, 2004 and 2003:

                              EISNER, LLP          BECKSTEAD AND WATTS, LLP
                          --------------------     ------------------------
                            2004         2003        2004            2003
                          -----------    -----     --------         ------
Audit Fees                $360,000(1)       $0      $2,500          $2,500
Audit-Related Fees               0           0           0               0
Tax Fees                         0           0           0               0
All Other Fees                  --          --          --              --

---------
(1) Includes $90,000 for the audit of the December 31, 2004 financial statements and $270,000 of fees incurred in 2004 in connection with the audit of the December 31, 2003, 2002 and 2001 financial statements, reviews of the 2004 interim financial statements and professional services in connection with our registration statement on Form SB-2.

      All services performed by Eisner, LLP were pre-approved by the Audit Committee in accordance with its pre-approval policy adopted in 2004. The policy describes the audit, audit-related, tax, and other services permitted to be performed by the independent auditors, subject to the Audit Committee's prior approval of the services and fees. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be provided by the independent auditors without obtaining specific pre-approval from the Audit Committee. If a type of service to be provided has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require separate pre-approval by the committee.

      The Board recommends a vote FOR the appointment of Eisner, LLP as independent auditors.

                                   FORM 10-KSB

UPON WRITTEN REQUEST OF ANY PERSON ENTITLED TO VOTE AT THE MEETING, ADDRESSED TO US, ATTENTION: SECRETARY, PROTOCALL TECHNOLOGIES INCORPORATED, 47 MALL DRIVE, COMMACK, NEW YORK 11725-5717, WE WILL PROVIDE WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                        COMMUNICATIONS WITH STOCKHOLDERS

         Anyone who has a concern about our conduct, including accounting, internal accounting controls or audit matters, may communicate directly with our Chief Executive Officer, our non-management directors or the audit committee. Such communications may be confidential or anonymous, and may be submitted in writing addressed care of Bruce Newman, President and Chief Executive Officer, Protocall Technologies Incorporated, 47 Mall Drive, Commack, New York 11725-5717. All such concerns will be forwarded to the appropriate directors for their review, and will be simultaneously reviewed and addressed by the proper executive officers in the same way that other concerns are addressed by us.

                  DEADLINE FOR FUTURE PROPOSALS OF STOCKHOLDERS

         Proposals that a stockholder desires to have included in our proxy materials for our 2006 Annual Meeting of Stockholders must comply with the applicable rules and regulations of the Commission, including that any such proposal must be received by our Secretary at our principal office no later than December 28, 2005. It is suggested that such proposals be sent by Certified Mail, Return Receipt Requested. Any required written notices should be sent to Protocall Technologies Incorporated, 47 Mall Drive, Commack, New York 11725-5717
Attn: Secretary.

             OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

         We know of no other matters to be presented at the Annual Meeting, but if any other matters should properly come before the meeting, it is intended that the persons named in the accompanying form of proxy will vote the same in accordance with their best judgment and their discretion, and authority to do so is included in the proxy.

                             SOLICITATION OF PROXIES

         The expense of this solicitation of proxies will be borne by us. Solicitations will be made only by use of the mail except that, if deemed desirable, our officers and regular employees may solicit proxies by telephone, telegraph or personal calls. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons and we will reimburse them for their reasonable expenses incurred in this effort.

                                              BY ORDER OF THE BOARD OF DIRECTORS


                                              PETER GREENFIELD
                                              Chairman of the Board of Directors